Exhibit II

Xstrata Capital Holdings Pty Limited (ACN 111 756 337)

Notice to Free Offer from Conditions

TO: WMC Resources Ltd (ABN 76 004 184 598) (“WMC”)

AND TO: Australian Stock Exchange Limited

In relation to the offer (“Offer”) pursuant to the Bidder’s Statement dated 16 December 2004 (“Bidder’s Statement”) by Xstrata Capital Holdings Pty Limited (“Xstrata Capital”), Xstrata Capital gives notice under section 650F of the Corporations Act 2001 (Cwlth) (“Corporations Act”) that:

(a)	it declares each Offer and any contract arising from acceptance of any such Offer free from all conditions in Appendix 2 of the Bidder’s Statement; and

(b)	as at the date of this notice, Xstrata Capital’s voting power in WMC is 0.1062%, comprising 1,246,267 WMC shares out of a total of 1,173,036,744 presently on issue.

Dated: 2 March 2005

/s/ Jason Watts Attorney for Benny Levene, Director